CSW Industrials Names Anne Motsenbocker to Board of Directors, Maintaining Commitment to Diversity, Independence, and Experience

Dallas, Texas – June 28, 2022 – CSW Industrials, Inc. (the “Company”) (Nasdaq: CSWI) today announced that its Board of Directors has elected Anne Motsenbocker as an independent director. In her new role, Ms. Motsenbocker has also been appointed as a member of the Audit Committee and the Compensation and Talent Development Committee of the Company’s Board.

Ms. Motsenbocker brings extensive executive leadership experience and strong strategic and financial acumen to the Company’s Board, gained through serving in numerous executive leadership roles over a 36-year career with J.P. Morgan Chase, a global financial services firm. Prior to retiring from J.P. Morgan Chase in February 2021, Ms. Motsenbocker served as a Managing Director and senior leader of the southwest region of the Commercial Bank. During her tenure with the firm, she held roles of increasing responsibility, including serving as National Head of Multinational Corporations, Chairman of Dallas Market Leadership, President of Dallas Region Middle Market Banking, and Head of the Dallas Region of the Private Bank. Since January 2022, Ms. Motsenbocker has served as a board member of U.S. Physical Therapy, a leading operator of outpatient physical therapy clinics in the U.S., where she serves as a member of the Audit Committee.

Ms. Motsenbocker received her BBA from the University of Texas at Austin in 1984 with a concentration in Finance and International Business.

Joseph B. Armes, CSWI’s Chairman, Chief Executive Officer, and President said, “We are very pleased to welcome Anne to our Board. Anne’s executive and board leadership experience, as well as her extensive experience in advising multinational corporations in the development and implementation of strategies, managing risk, achieving operational excellence, and growing organically and inorganically positions her well to support the Company’s growth strategy and enhances our commitment to better serve our customers, shareholders, and employees.”

Robert M. Swartz, lead independent director of the Company’s Board of Directors and Chairman of the Audit Committee, added, “The diversity and strength of Anne’s background and experience will bring a valuable perspective to the Board. I look forward to the contributions she will make to the Company.”

On June 27, 2022, current Board member Debra von Storch notified the Company of her intent to not stand for re-election at the 2022 annual meeting of shareholders. Ms. von Storch’s decision to not stand for re-election does not result from any disagreement with the Company on any matter. The Company thanks Ms. von Storch for her distinguished service and leadership she has provided to the Board and the Company during her tenure.

Following this notification, Mr. Swartz was elected Chairman of the Audit Committee, effective June 27, 2022.

For additional information regarding CSWI’s corporate governance, please visit https://cswindustrials.gcs-web.com/corporate-governance/overview.

About CSW Industrials

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail. For more information, please visit https://cswindustrials.com/.

Investor Relations

Adrianne D. Griffin
Vice President, Investor Relations, & Treasurer
214-489-7113
adrianne.griffin@cswi.com